Exhibit 23.3
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Cardtronics, Inc. of our report dated March 29, 2007, except for the restatement discussed in Note 1 to the financial statements, as to which the date is July 16, 2007, relating to the financial statements of the 7-Eleven Financial Services Business, which appears in the Current Report on Form 8-K/A of Cardtronics, Inc. dated July 17, 2007. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
PricewaterhouseCoopers LLP
Dallas, Texas
February 19, 2010